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                                                                      EXHIBIT 23



                        INDEPENDENT ACCOUNTANTS' CONSENT


The Board of Directors
Claire's Stores, Inc.:


We consent to incorporation by reference in the registration statement on Form S-3 (No. 333-58549) and Form S-8 (No. 333-42027) of Claire's Stores, Inc. of our report dated March 8, 2004, relating to the consolidated balance sheets of Claire's Stores, Inc. and subsidiaries as of January 31, 2004 and February 1, 2003, and the related consolidated statements of operations and comprehensive income, changes in stockholders' equity, and cash flows for the fiscal years ended January 31, 2004, February 1, 2003, and February 2, 2002, which report appears in the January 31, 2004 annual report on Form 10-K of Claire's Stores, Inc.

Our report refers to a change in method of accounting for goodwill and intangible assets in the fiscal year ended January 31, 2003.


/s/ KPMG LLP


Fort Lauderdale, Florida
April 13, 2004